Exhibit 99.1

First US Bancshares, Inc. Reports Second Quarter 2025 Results

BIRMINGHAM, AL (July 30, 2025) – Second Quarter Highlights:

First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”), the parent company of First US Bank (the “Bank”), today reported net income of $0.2 million, or $0.03 per diluted share, for the quarter ended June 30, 2025 (“2Q2025”), compared to $1.8 million, or $0.29 per diluted share, for the quarter ended March 31, 2025 (“1Q2025”) and $2.1 million, or $0.34 per diluted share, for the quarter ended June 30, 2024 (“2Q2024”). For the six months ended June 30, 2025, net income totaled $1.9 million, or $0.32 per diluted share, compared to $4.2 million, or $0.68 per diluted share, for the six months ended June 30, 2024. The decrease in net income in both 2Q2025 and the six months ended June 30, 2025, compared to the previous periods, resulted primarily from an increase in the Company’s provision for credit losses on loans and leases.

The table below summarizes selected financial data for each of the periods presented.

	Quarter Ended					Six Months Ended
	2025		2024			2025	2024
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
Results of Operations:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income	$14,854	$14,018	$14,420	$15,017	$14,546	$28,872	$28,823
Interest expense	5,378	5,121	5,672	5,832	5,370	10,499	10,607
Net interest income	9,476	8,897	8,748	9,185	9,176	18,373	18,216
Provision for credit losses	2,717	528	470	152	-	3,245	—
Net interest income after provision for credit losses	6,759	8,369	8,278	9,033	9,176	15,128	18,216
Non-interest income	849	875	982	901	835	1,724	1,700
Non-interest expense	7,444	6,918	6,947	6,990	7,272	14,362	14,419
Income before income taxes	164	2,326	2,313	2,944	2,739	2,490	5,497
Provision for income taxes	9	554	599	722	612	563	1,263
Net income	$155	$1,772	$1,714	$2,222	$2,127	$1,927	$4,234
Per Share Data:
Basic net income per share	$0.03	$0.30	$0.30	$0.38	$0.36	$0.33	$0.72
Diluted net income per share	$0.03	$0.29	$0.29	$0.36	$0.34	$0.32	$0.68
Dividends declared	$0.07	$0.07	$0.07	$0.05	$0.05	$0.14	$0.10
Key Measures (Period End):
Total assets	$1,143,379	$1,126,967	$1,101,086	$1,100,235	$1,083,313
Tangible assets (1)	1,135,932	1,119,502	1,093,602	1,092,733	1,075,781
Total loans	871,431	848,335	823,039	803,308	819,126
Allowance for credit losses ("ACL") on loans and leases	11,388	10,405	10,184	10,116	10,227
Investment securities, net	157,137	161,946	168,570	145,044	144,876
Total deposits	986,846	961,952	972,557	981,149	954,455
Short-term borrowings	35,000	45,000	10,000	-	15,000
Long-term borrowings	10,909	10,890	10,872	10,854	10,836
Total shareholders’ equity	101,892	101,231	98,624	98,491	93,836
Tangible common equity (1)	94,445	93,766	91,140	90,989	86,304
Book value per common share	17.70	17.64	17.31	17.23	16.34
Tangible book value per common share (1)	16.41	16.34	16.00	15.92	15.03
Key Ratios:
Return on average assets (annualized)	0.06%	0.66%	0.63%	0.82%	0.80%	0.35%	0.80%
Return on average common equity (annualized)	0.61%	7.21%	6.92%	9.21%	9.23%	3.86%	9.24%
Return on average tangible common equity (annualized) (1)	0.66%	7.79%	7.49%	9.99%	10.05%	4.17%	10.06%
Pre-tax pre-provision net revenue to average assets (annualized) (1)	1.03%	1.06%	1.02%	1.14%	1.03%	1.05%	1.04%
Net interest margin	3.59%	3.53%	3.41%	3.60%	3.69%	3.56%	3.67%
Efficiency ratio (2)	72.1%	70.8%	71.4%	69.3%	72.6%	71.5%	72.4%
Total loans to deposits	88.3%	88.2%	84.6%	81.9%	85.8%
Total loans to assets	76.2%	75.3%	74.7%	73.0%	75.6%
Common equity to total assets	8.91%	8.98%	8.96%	8.95%	8.66%
Tangible common equity to tangible assets (1)	8.31%	8.38%	8.33%	8.33%	8.02%
Tier 1 leverage ratio (3)	9.23%	9.55%	9.50%	9.49%	9.46%
ACL on loans and leases as % of total loans	1.31%	1.23%	1.24%	1.26%	1.25%
Nonperforming assets as % of total assets	0.33%	0.44%	0.50%	0.60%	0.27%
Net charge-offs as a percentage of average loans	0.79%	0.13%	0.24%	0.12%	0.10%	0.47%	0.10%

(1) Refer to the non-GAAP reconciliations beginning on page 10.
(2) Efficiency ratio = non-interest expense / (net interest income + non-interest income)
(3) First US Bank Tier 1 leverage ratio

First US Bancshares, Inc. Reports Second Quarter 2025 Results

July 30, 2025

CEO Commentary

“During the second quarter, we recorded a significant provision for credit losses associated with growth in indirect consumer lending, combined with an uptick in net charge-offs in the category, as well as the application of additional reserves on two individually evaluated commercial loans,” stated James F. House, President and CEO of the Company. “While the additional provisioning had a pronounced impact on earnings for both the quarter and year-to-date period, we are encouraged by increases in both net interest margin and total loans during the quarter. Net interest margin expanded by six basis points compared to the previous quarter, and total loans grew by 2.7% during the quarter, bringing year-to-date loan growth to 5.9%. Our pre-tax pre-provision net revenue also increased by 0.9% compared to 1Q2025 and by 5.2% compared to 2Q2024,” continued Mr. House. “All of these measures help build a solid base for the future.”

Financial Results

Loans and Leases – The table below summarizes loan balances by portfolio category as of the end of each of the most recent five quarters.

	Quarter Ended
	2025		2024
	June 30,	March 31,	December 31,	September 30,	June 30,
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Real estate loans:
Construction, land development and other land loans	$48,101	$58,572	$65,537	$53,098	$72,183
Secured by 1-4 family residential properties	67,587	68,523	69,999	70,067	70,272
Secured by multi-family residential properties	118,807	106,374	101,057	100,627	97,527
Secured by non-residential commercial real estate	215,035	214,065	227,751	224,611	218,386
Commercial and industrial loans ("C&I")	40,986	45,166	44,238	44,872	46,249
Consumer loans:
Direct	4,836	4,610	4,774	5,018	5,272
Indirect	376,079	351,025	309,683	305,015	309,237
Total loans and leases held for investment	$871,431	$848,335	$823,039	$803,308	$819,126
Allowance for credit losses on loans and leases	11,388	10,405	10,184	10,116	10,227
Net loans and leases held for investment	$860,043	$837,930	$812,855	$793,192	$808,899

Total loans increased by $23.1 million in 2Q2025, driven primarily by growth of $25.1 million in consumer indirect loans during the quarter. The indirect lending platform focuses on recreational and equipment consumer lending on the higher end of the credit spectrum. Collateral financed in the indirect portfolio primarily includes boats, recreational vehicles, campers, horse trailers and cargo trailers. The weighted average credit score of new indirect loans financed during the six months ended June 30, 2025 was 798, while the weighted average credit score for the entire portfolio was 781. In addition to the indirect portfolio, the Company also grew its multi-family residential real estate loan category by $12.4 million in 2Q2025. Loan growth during 2Q2025 was partially offset by reductions primarily in the construction and C&I categories. Total loan volume averaged $857.7 million during 2Q2025 compared to $824.5 million during 1Q2025 and $819.6 million during 2Q2024. For the six months ended June 30, 2025, average loan balances increased by $20.4 million, or 2.5%, compared to the six months ended June 30, 2024.

Net Interest Income and Margin – Net interest income in 2Q2025 increased by $0.6 million, or 6.5%, compared to 1Q2025 and increased by $0.3 million, or 3.3%, compared to 2Q2024. Net interest margin was 3.59% for 2Q2025 compared to 3.53% for 1Q2025 and 3.69% for 2Q2024. The increase in net interest margin compared to the prior quarter resulted from increased average loan volume, as well as increases in yields on loans and investments. The decrease in net interest margin compared to 2Q2024 resulted primarily from yield reductions on loans that occurred following the reduction of the Federal Funds rate during the latter part of 2024. For the six months ended June 30, 2025, net interest margin was 3.56% compared to 3.67% for the six months ended June 30, 2024.

Provision for Credit Losses – During 2Q2025, the Company recorded a provision for credit losses of $2.7 million, bringing the total provision for credit losses to $3.2 million for the six months ended June 30, 2025. No provision for credit losses was recorded in 2Q2024 or for the six months ended June 30, 2024. In both 2Q2025 and the six months ended June 30, 2025, the provision for credit losses resulted primarily from significant growth in the consumer indirect category, combined with an increase in net charge-offs in the category, as well as from additional reserves on two individually evaluated commercial loans. For 2Q2025, $1.4 million of the provision was associated with the indirect consumer portfolio, while $0.9 million was associated with specific reserves added for the two individually evaluated loans, with the remaining $0.4 million

First US Bancshares, Inc. Reports Second Quarter 2025 Results

July 30, 2025

associated with various factors, including changes in economic forecasting data and increases in the allowance for unfunded commitments. For the six months ended June 30, 2025, $2.3 million of the provision was associated with the indirect consumer portfolio, while $0.9 million was associated with specific reserves added for the two individually evaluated loans. As of June 30, 2025, the Company’s allowance for credit losses ("ACL") on loans and leases as a percentage of total loans was 1.31%, compared to 1.24% as of December 31, 2024.

Pre-tax Pre-provision Net Revenue (“PPNR”) – PPNR totaled $2.9 million in both 2Q2025 and 1Q2025, compared to $2.7 million in 2Q2024. For the six months ended June 30, 2025, PPNR totaled $5.7 million compared to $5.5 million for the six months ended June 30, 2024. As a percentage of average assets, PPNR totaled 1.03% in 2Q2025 compared to 1.06% in 1Q2025 and 1.03% in 2Q2024. For the six months ended June 30, 2025, PPNR as a percentage of average assets was 1.05% compared to 1.04% for the six months ended June 30, 2024. Refer to the non-GAAP reconciliation of PPNR beginning on page 11.

Deposits –Total deposits increased by $24.9 million, or 2.6%, during 2Q2025, due primarily to increases in interest-bearing demand deposit accounts, as well as the addition of brokered certificates of deposit obtained to assist in the management of deposit costs. Core deposits, which exclude time deposits of $250 thousand or more and all wholesale brokered deposits, totaled $816.1 million, or 82.7% of total deposits, as of June 30, 2025, compared to $837.7 million, or 86.1% of total deposits, as of December 31, 2024.

Short-term Borrowings – As of June 30, 2025, the Company had $35.0 million in short-term borrowings outstanding compared to $10.0 million outstanding as of December 31, 2024. The short-term borrowings were held as part of the Company’s efforts to maintain on-balance sheet liquidity levels while repricing deposits at lower rates. As of both June 30, 2025 and December 31, 2024, all outstanding short-term borrowings had remaining maturities of less than 30 days. The amount outstanding as of June 30, 2025 included $20.0 million borrowed from the Federal Home Loan Bank of Atlanta (“FHLB”) and $15.0 million borrowed from the Federal Reserve Bank’s (“FRB”) discount window. As of December 31, 2024, all short-term borrowings outstanding were borrowed exclusively from the FHLB.

Deployment of Funds – As of June 30, 2025, the Company held cash, federal funds sold and securities purchased under reverse repurchase agreements totaling $58.8 million, or 5.1% of total assets, compared to $52.9 million, or 4.8% of total assets, as of December 31, 2024. Investment securities, including both the available-for-sale and held-to-maturity portfolios, totaled $157.1 million as of June 30, 2025 compared to $168.6 million as of December 31, 2024. As of June 30, 2025, the expected average life of securities in the investment portfolio was 3.7 years compared to 3.6 years as of December 31, 2024.

Asset Quality – Nonperforming assets, including loans in non-accrual status and other real estate owned, totaled $3.7 million as of June 30, 2025 compared to $5.5 million as of December 31, 2024. As a percentage of total assets, nonperforming assets totaled 0.33% as of June 30, 2025 compared to 0.50% as of December 31, 2024. Net charge-offs as a percentage of average loans totaled 0.79% during 2Q2025 compared to 0.13% during 1Q2025 and 0.10% during 2Q2024. For the six months ended June 30, 2025, net charge-offs as a percentage of average loans totaled 0.47% compared to 0.10% for the six months ended June 30, 2024. The increase in net charge-offs in both 2Q2025 and the six months ended June 30, 2025 was due to a partial charge-off of one individually evaluated commercial loan of $1.2 million during 2Q2025, as well as an increase in charge-offs associated with the indirect portfolio. During 2Q2025, net charge-offs associated with the indirect portfolio totaled $0.6 million compared to $0.3 million in both 1Q2025 and 2Q2024. For the six months ended June 30, 2025, net charge-offs associated with the indirect portfolio totaled $0.9 million, compared to $0.5 million for the six months ended June 30, 2024.

Non-interest Income – Non-interest income remained relatively consistent, totaling $0.8 million in 2Q2025 compared to $0.9 million in 1Q2025 and $0.8 million in 2Q2024. For both six-month periods ended June 30, 2025 and 2024, non-interest income totaled $1.7 million.

Non-interest Expense – Non-interest expense totaled $7.4 million in 2Q2025, compared to $6.9 million in 1Q2025 and $7.3 million in 2Q2024. The expense increase comparing 2Q2025 to 1Q2025 resulted primarily from increases in salaries and benefits and fees for professional services. For both six-month periods ended June 30, 2025 and 2024, non-interest expense totaled $14.4 million.

Shareholders’ Equity – As of June 30, 2025, shareholders’ equity totaled $101.9 million, or 8.91% of total assets, compared to $98.6 million, or 8.96% of total assets, as of December 31, 2024. The increase in shareholders’ equity during the six months ended June 30, 2025 resulted primarily from earnings, net of dividends paid and repurchases of shares of the Company's common stock. In addition, shareholders' equity was positively impacted during the period by reductions in the Company's accumulated other comprehensive loss resulting from changes in market interest rates, as well as the maturity of lower yielding investment securities. The Company’s ratio of tangible common equity to tangible assets was 8.31% as of June 30, 2025 compared to 8.33% as of December 31, 2024.

Cash Dividend – In 2Q2025, the Company declared a cash dividend of $0.07 per share on its common stock, consistent with the dividend paid in 1Q2025. The Company’s cash dividend was increased in 4Q2024 compared to a dividend declared of $0.05 per share in each of the first three quarters of 2024.

First US Bancshares, Inc. Reports Second Quarter 2025 Results

July 30, 2025

Share Repurchases – The Company did not repurchase shares of its common stock during 2Q2025. During 1Q2025, the Company completed the repurchase of 40,000 shares of its common stock at a weighted average price of $13.38 per share. The repurchases were completed under the Company’s previously announced share repurchase program. As of June 30, 2025, 872,813 shares remained available for repurchase under the program.

Regulatory Capital – During 2Q2025, the Bank continued to maintain capital ratios at higher levels than required to be considered a “well-capitalized” institution under applicable banking regulations. As of June 30, 2025, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 10.70%, its total capital ratio was 11.93%, and its Tier 1 leverage ratio was 9.23%.

Liquidity – As of June 30, 2025, the Company continued to maintain funding capacity sufficient to provide adequate liquidity for loan growth, capital expenditures and ongoing operations. The Company benefits from a strong core deposit base, a liquid investment securities portfolio and access to funding from a variety of sources, including federal funds lines with other banking institutions, FHLB advances, the FRB's discount window, and brokered deposits. Refer to the Non-GAAP Financial Measures section for additional discussion of measures of the Company’s liquidity.

Banking Center Growth – During 2Q2025, the Company continued its renovation of a banking center office in Daphne, Alabama that was purchased from another financial institution. This location is expected to serve as the Bank’s initial deposit gathering facility in the Daphne/Mobile area. It is currently anticipated that the location will open to the public during the first half of 2026. In addition, at the end of 2Q2025, the Company purchased land in Mobile, Alabama. It is intended that the land will be developed into an office complex that will house the Company’s indirect lending operation, as well as provide an additional banking center in the area.

About First US Bancshares, Inc.

First US Bancshares, Inc. (the “Company”) is a bank holding company that operates banking offices in Alabama, Tennessee, and Virginia through First US Bank (the “Bank”). The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties.

Certain factors that could affect the accuracy of such forward-looking statements and cause actual results to differ materially from those projected in such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Such factors may include risk related to the Company's credit, including that if loan losses are greater than anticipated; the increased lending risks associated with commercial real estate lending; potential weakness in the residential real estate market; liquidity risks; the impact of national and local market conditions on the Company's business and operations; the rate of growth (or lack thereof) in the economy generally and in the Company’s service areas; the effects of significant changes to the structure and operations of the federal government; strong competition in the banking industry; the impact of changes in interest rates and monetary policy on the Company’s performance and financial condition; the effects of fiscal challenges facing the U.S. government or any potential government shutdown; the impact of technological changes in the banking and financial service industries and potential information system failures; cybersecurity and data privacy threats; the risks and challenges presented by the development and use of artificial intelligence (“AI”); the costs of complying with extensive governmental regulation; the impact of changing accounting standards and tax laws on the Company's allowance for credit losses and financial results; the possibility that acquisitions may not produce anticipated results and result in unforeseen integration difficulties; and other risk factors described from time to time in the Company’s public filings, including, but not limited to, the Company’s most recent Annual Report on Form 10-K. Relative to the Company’s dividend policy, the payment of cash dividends is subject to the discretion of the Board of Directors and will be determined in light of then-current conditions, including the Company’s earnings, leverage, operations, financial conditions, capital requirements and other factors

First US Bancshares, Inc. Reports Second Quarter 2025 Results

July 30, 2025

deemed relevant by the Board of Directors. In the future, the Board of Directors may change the Company’s dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

First US Bancshares, Inc. Reports Second Quarter 2025 Results

July 30, 2025

FIRST US BANCSHARES, INC. AND SUBSIDIARY

NET INTEREST MARGIN

THREE MONTHS ENDED June 30, 2025 AND 2024

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2025			June 30, 2024
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Loans	$857,707	$12,989	6.07%	$819,590	$12,930	6.35%
Investment securities	154,576	1,335	3.46%	143,112	1,108	3.11%
Federal Home Loan Bank stock	1,320	26	7.90%	969	19	7.89%
Federal funds sold and securities purchased under reverse repurchase agreements	4,850	53	4.38%	4,850	66	5.47%
Interest-bearing deposits in banks	40,710	451	4.44%	30,965	423	5.49%
Total interest-earning assets	1,059,163	14,854	5.63%	999,486	14,546	5.85%

Noninterest-earning assets	63,179			65,794
Total assets	$1,122,342			$1,065,280

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$203,734	438	0.86%	$203,784	424	0.84%
Money market/savings deposits	273,185	1,743	2.56%	247,211	1,627	2.65%
Time deposits	356,602	2,944	3.31%	347,010	3,159	3.66%
Total interest-bearing deposits	833,521	5,125	2.47%	798,005	5,210	2.63%
Noninterest-bearing demand deposits	155,432	—	—	151,117	—	—
Total deposits	988,953	5,125	2.08%	949,122	5,210	2.21%
Borrowings	22,966	253	4.42%	14,838	160	4.34%
Total funding liabilities	1,011,919	5,378	2.13%	963,960	5,370	2.24%

Other noninterest-bearing liabilities	9,100			8,638
Shareholders’ equity	101,323			92,682
Total liabilities and shareholders' equity	$1,122,342			$1,065,280

Net interest income		$9,476			$9,176
Net interest margin			3.59%			3.69%

First US Bancshares, Inc. Reports Second Quarter 2025 Results

July 30, 2025

FIRST US BANCSHARES, INC. AND SUBSIDIARY

NET INTEREST MARGIN

SIX MONTHS ENDED June 30, 2025 AND 2024

(Dollars in Thousands)

(Unaudited)

	Six Months Ended			Six Months Ended
	June 30, 2025			June 30, 2024
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Loans	$841,210	$25,230	6.05%	$820,787	$25,783	6.32%
Investment securities	160,377	2,747	3.45%	138,915	1,973	2.86%
Federal Home Loan Bank stock	1,331	50	7.58%	941	37	7.91%
Federal funds sold and securities purchased under reverse repurchase agreements	4,850	106	4.41%	5,729	155	5.44%
Interest-bearing deposits in banks	33,505	739	4.45%	31,985	875	5.50%
Total interest-earning assets	1,041,273	28,872	5.59%	998,357	28,823	5.81%

Noninterest-earning assets	63,664			66,808
Total assets	$1,104,937			$1,065,165

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$207,909	930	0.90%	$202,522	676	0.67%
Money market/savings deposits	265,160	3,287	2.50%	253,816	3,511	2.78%
Time deposits	343,494	5,777	3.39%	341,916	6,122	3.60%
Total interest-bearing deposits	816,563	9,994	2.47%	798,254	10,309	2.60%
Noninterest-bearing demand deposits	155,363	—	—	150,380	—	—
Total deposits	971,926	9,994	2.07%	948,634	10,309	2.19%
Borrowings	23,184	505	4.39%	14,692	298	4.08%
Total funding liabilities	995,110	10,499	2.13%	963,326	10,607	2.21%

Other noninterest-bearing liabilities	9,294			9,675
Shareholders’ equity	100,533			92,164
Total liabilities and shareholders' equity	$1,104,937			$1,065,165

Net interest income		$18,373			$18,216
Net interest margin			3.56%			3.67%

First US Bancshares, Inc. Reports Second Quarter 2025 Results

July 30, 2025

FIRST US BANCSHARES, INC. AND SUBSIDIARY

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Share and Per Share Data)

	June 30,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Cash and due from banks	$9,380	$10,633
Interest-bearing deposits in banks	44,575	36,583
Total cash and cash equivalents	53,955	47,216
Federal funds sold and securities purchased under reverse repurchase agreements	4,850	5,727
Investment securities available-for-sale, at fair value (amortized cost $159,563 and $174,597; net of allowance for credit losses of $- and $-)	156,576	167,888
Investment securities held-to-maturity, at amortized cost, net of allowance for credit losses of $- and $-, (fair value 2025 - $535, 2024 - $642)	561	682
Federal Home Loan Bank stock, at cost	1,741	1,256
Loans and leases held for investment	871,431	823,039
Less allowance for credit losses on loans and leases	11,388	10,184
Net loans and leases held for investment	860,043	812,855
Premises and equipment, net of accumulated depreciation	26,479	24,803
Cash surrender value of bank-owned life insurance	17,198	17,056
Accrued interest receivable	3,867	3,588
Goodwill and core deposit intangible, net	7,447	7,484
Other real estate owned	1,298	1,509
Other assets	9,364	11,022
Total assets	$1,143,379	$1,101,086
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$150,894	$155,945
Interest-bearing	835,952	816,612
Total deposits	986,846	972,557
Accrued interest expense	1,981	1,751
Other liabilities	6,751	7,282
Short-term borrowings	35,000	10,000
Long-term borrowings	10,909	10,872
Total liabilities	1,041,487	1,002,462
Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,920,149 and 7,840,348 shares issued, respectively; 5,755,064 and 5,696,171 shares outstanding, respectively	79	78
Additional paid-in capital	15,619	15,540
Accumulated other comprehensive loss, net of tax	(2,065)	(4,344)
Retained earnings	117,988	116,865
Less treasury stock: 2,165,085 and 2,144,177 shares at cost, respectively	(29,729)	(29,515)
Total shareholders’ equity	101,892	98,624
Total liabilities and shareholders’ equity	$1,143,379	$1,101,086

First US Bancshares, Inc. Reports Second Quarter 2025 Results

July 30, 2025

FIRST US BANCSHARES, INC. AND SUBSIDIARY

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Interest and fees on loans	$12,989	$12,930	$25,230	$25,783
Interest on investment securities	1,335	1,108	2,747	1,973
Interest on deposits in banks	451	423	739	875
Other	79	85	156	192
Total interest income	14,854	14,546	28,872	28,823

Interest expense:
Interest on deposits	5,125	5,210	9,994	10,309
Interest on borrowings	253	160	505	298
Total interest expense	5,378	5,370	10,499	10,607

Net interest income	9,476	9,176	18,373	18,216

Provision for credit losses	2,717	—	3,245	—

Net interest income after provision for credit losses	6,759	9,176	15,128	18,216

Non-interest income:
Service and other charges on deposit accounts	278	298	566	597
Lease income	269	253	553	510
Other income, net	302	284	605	593
Total non-interest income	849	835	1,724	1,700

Non-interest expense:
Salaries and employee benefits	3,945	3,890	7,681	7,978
Net occupancy and equipment	937	954	1,812	1,848
Computer services	421	444	833	887
Insurance expense and assessments	366	414	750	805
Fees for professional services	470	364	685	705
Other expense	1,305	1,206	2,601	2,196
Total non-interest expense	7,444	7,272	14,362	14,419

Income before income taxes	164	2,739	2,490	5,497
Provision for income taxes	9	612	563	1,263
Net income	$155	$2,127	$1,927	$4,234
Basic net income per share	$0.03	$0.36	$0.33	$0.72
Diluted net income per share	$0.03	$0.34	$0.32	$0.68
Dividends per share	$0.07	$0.05	$0.14	$0.10

First US Bancshares, Inc. Reports Second Quarter 2025 Results

July 30, 2025

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of liquidity, pre-tax pre-provision net revenue, tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of such non-GAAP measures to GAAP amounts included in the consolidated financial statements previously presented in this press release.

Liquidity Measures

The table below provides information combining the Company’s on-balance sheet liquidity with readily available off-balance sheet sources of liquidity as of both June 30, 2025 and December 31, 2024.

	June 30, 2025	December 31, 2024
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)
Liquidity from cash, federal funds sold and securities purchased under reverse repurchase agreements:
Cash and cash equivalents	$53,955	$47,216
Federal funds sold and securities purchased under reverse repurchase agreements	4,850	5,727
Total liquidity from cash, federal funds sold and securities purchased under reverse repurchase agreements	58,805	52,943
Liquidity from pledgable investment securities:
Investment securities available-for sale, at fair value	156,576	167,888
Investment securities held-to-maturity, at amortized cost	561	682
Less: securities pledged	(62,626)	(72,110)
Less: estimated collateral value discounts	(10,311)	(10,164)
Total liquidity from pledgable investment securities	84,200	86,296
Liquidity from unused lendable collateral (loans) at FHLB	11,175	45,388
Liquidity from unused lendable collateral (loans and securities) at FRB	181,861	165,061
Unsecured lines of credit with banks	48,000	48,000
Total readily available liquidity	$384,041	$397,688

The table above calculates readily available liquidity by combining cash and cash equivalents, federal funds sold, securities purchased under reverse repurchase agreements and unencumbered investment security values on the Company’s consolidated balance sheet with off-balance sheet liquidity that is readily available through unused collateral pledged to the FHLB and FRB, as well as unsecured lines of credit with other banks. Liquidity from pledgable investment securities and total readily available liquidity are non-GAAP measures used by management and regulators to analyze a portion of the Company's liquidity. Management uses these measures to evaluate the Company's liquidity position.

Pledgable investment securities are considered by management as a readily available source of liquidity since the Company has the ability to pledge the securities with the FHLB or FRB to obtain immediate funding. Both available-for-sale and held-to-maturity securities may be pledged at fair value with the FHLB and through the FRB discount window. The amounts shown as liquidity from pledgable investment securities represent total investment securities as recorded on the consolidated balance sheet, less reductions for securities already pledged and discounts expected to be taken by the lender to determine collateral value.

The unused lendable collateral value at the FHLB presented in the table represents only the amount immediately available to the Company from loans already pledged by the Company to the FHLB as of each consolidated balance sheet date presented. As of June 30, 2025 and December

First US Bancshares, Inc. Reports Second Quarter 2025 Results

July 30, 2025

31, 2024, the Company's total remaining credit availability with the FHLB was $298.0 million and $319.9 million, respectively, subject to the pledging of additional collateral which may include eligible investment securities and loans. In addition, the Company has access to additional sources of liquidity that generally could be obtained over a period of time, including access to unsecured brokered deposits through the wholesale funding markets. Management believes the Company’s on-balance sheet and other readily available liquidity provide strong indicators of the Company’s ability to fund obligations in a stressed liquidity environment.

Excluding wholesale brokered deposits, as of June 30, 2025, the Company had approximately 28 thousand deposit accounts with an average balance of approximately $31.1 thousand per account. Estimated uninsured deposits (calculated as deposit amounts per deposit holder in excess of $250 thousand, the maximum amount of federal deposit insurance, and excluding deposits secured by pledged assets) totaled $202.5 million, or 20.5% of total deposits, as of June 30, 2025. As of December 31, 2024, estimated uninsured deposits totaled $216.8 million, or 22.2% of total deposits.

Pre-tax Pre-provision Net Revenue

The Company utilizes pre-tax pre-provision net revenue (“PPNR”) as a supplemental measure of profitability in addition to earnings measures defined by GAAP, including income before income taxes and net income. PPNR measures the Company’s profitability before accounting for the provisions for credit losses and income taxes. Management believes PPNR provides a means to effectively measure the Company’s core operating profitability on a trended basis. In management’s experience, PPNR and PPNR as a percentage of average assets are commonly used by stock analysts and investors in conjunction with their evaluation of financial institutions. The table below reconciles the Company’s calculation of PPNR to amounts recorded in accordance with GAAP.

	Quarter Ended					Six Months Ended
	2025		2024			2025	2024
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	(Dollars in Thousands)
	(Unaudited Reconciliation)

Net income	$155	$1,772	$1,714	$2,222	$2,127	$1,927	$4,234
Add: Provision for income taxes	9	554	599	722	612	563	1,263
Add: Provision for credit losses	2,717	528	470	152	—	3,245	—
Pre-tax pre-provision net revenue	$2,881	$2,854	$2,783	$3,096	$2,739	$5,735	$5,497
Average assets	$1,122,342	$1,087,338	$1,086,071	$1,080,198	$1,065,280	$1,104,937	$1,065,165
PPNR as a percentage of average assets (annualized)	1.03%	1.06%	1.02%	1.14%	1.03%	1.05%	1.04%

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and,

First US Bancshares, Inc. Reports Second Quarter 2025 Results

July 30, 2025

therefore, the Company’s calculations may not be comparable with those of other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

		Quarter Ended					Six Months Ended
		2025		2024			2025	2024
		June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited Reconciliation)
TANGIBLE BALANCES
Total assets		$1,143,379	$1,126,967	$1,101,086	$1,100,235	$1,083,313
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		12	30	49	67	97
Tangible assets	(a)	$1,135,932	$1,119,502	$1,093,602	$1,092,733	$1,075,781

Total shareholders’ equity		$101,892	$101,231	$98,624	$98,491	$93,836
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		12	30	49	67	97
Tangible common equity	(b)	$94,445	$93,766	$91,140	$90,989	$86,304

Average shareholders’ equity		$101,323	$99,734	$98,618	$96,000	$92,682	$100,533	$92,164
Less: Average goodwill		7,435	7,435	7,435	7,435	7,435	7,435	7,435
Less: Average core deposit intangible		21	39	58	80	115	30	133
Average tangible shareholders’ equity	(c)	$93,867	$92,260	$91,125	$88,485	$85,132	$93,068	$84,596

Net income	(d)	$155	$1,772	$1,714	$2,222	$2,127	$1,927	$4,234
Common shares outstanding (in thousands)	(e)	5,755	5,739	5,696	5,715	5,744

TANGIBLE MEASURES
Tangible book value per common share	(b)/(e)	$16.41	$16.34	$16.00	$15.92	$15.03

Tangible common equity to tangible assets	(b)/(a)	8.31%	8.38%	8.33%	8.33%	8.02%

Return on average tangible common equity (annualized)	(1)	0.66%	7.79%	7.49%	9.99%	10.05%	4.17%	10.06%

(1)
Calculation of Return on average tangible common equity (annualized) = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)

Contact:	Thomas S. Elley
205-582-1200